EXHIBIT 99.1

Contact:                 John Beisler
Vice President – Investor Relations
CKE Restaurants, Inc.
805-745-7750

CKE RESTAURANTS, INC. ANNOUNCES EXECUTIVE PROMOTIONS

CARPINTERIA, Calif. – Jan. 8, 2009 – CKE Restaurants, Inc. (NYSE: CKR) announced today that E. Michael Murphy, the Company’s current Chief Administrative Officer and General Counsel, has been promoted to President and Chief Legal Officer, effective January 27, 2009.  Andrew F. Puzder shall remain the Chief Executive Officer.

“Over the past ten years, our Board has watched Mr. Murphy assume increasing responsibility as our Company stabilized financially and then began to grow,” stated Byron Allumbaugh, the Chairman of the Board of Directors.  “He has earned this position, and is a very strong and capable second in command behind Mr. Puzder.”

“Mike has the respect and confidence of our Board, our management team, employees and the franchise communities for both of our brands” stated Mr. Puzder.  “Mike and I have worked together for over 30 years starting out as law clerks in St. Louis in 1976.  One of the first things I did when I became CEO of this Company was to promote Mike to a position of expanded responsibility.  He has been my right hand man for the past eight years and I couldn’t be more pleased with his promotion to President.  As we expand both domestically and internationally, his contribution will be essential to our success.”

Mr. Murphy joined the Company in 1998 as Senior Vice President and General Counsel for Hardee’s Food Systems, Inc.  In 2000, he was named as the Company's Corporate Counsel and Executive Vice President of Franchising and in 2006, he was appointed as the Company's Chief Administrative Officer. Mr. Murphy received his bachelor’s degree from the University of Missouri and a law degree from Saint Louis University.

The Company also announced that Frank P. Willey has been named Vice Chairman of the Board of Directors, effective Dec. 10, 2008. Mr. Willey has served as a member of the Board of Directors since 1994.

“Mr. Willey’s long tenure on this Board as well as his financial and business experience made him the ideal person to fill the Vice-Chairman role,” said Mr. Allumbaugh.  “He has indicated a desire to become more involved in Board matters and we welcome his expanded involvement.”

As of the end of its fiscal 2009 third quarter, CKE Restaurants, Inc., through its subsidiaries, had a total of 3,110 franchised, licensed or company-operated restaurants in 42 states and in 14 countries, including 1,185 Carl's Jr. restaurants and 1,912 Hardee’s restaurants.